EXHIBIT 97.01
The Hartford Financial Services Group, Inc.
CLAWBACK POLICY
1. Purpose.
The Hartford Financial Services Group, Inc. (collectively with its subsidiaries and affiliates, the “Company”) is committed to ethical behavior and business practices and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Clawback Policy (this “Policy”).
The Policy consists of two rules:

Section 3 of the Policy reflects the Company’s recoupment rule, referred to herein as the “Misconduct Rule”, which is designed to enable the Company to recoup amounts currently outstanding or previously paid to any Company employee in the circumstances enumerated therein.

Section 4 of the Policy reflects the Company’s compensation recovery rule, referred to herein as the “Dodd-Frank Rule”, which is designed to comply and will be interpreted to be consistent with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

    Exhibit A attached hereto sets forth the definitions of all other capitalized terms used throughout this Policy and not otherwise defined.

2. Administration.
The Compensation & Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”) shall administer this Policy, except that the Company may act as “Administrator” with respect to the application of the Misconduct Rule to any employee or any group of employees, none of whom is a Covered Executive (as defined in Exhibit A). For the avoidance of doubt, the Compensation Committee shall act as "Administrator” with respect to the application of the Misconduct Rule to any Covered Executive.

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3. Misconduct Rule.
The Company shall have the right at any time to recoup any amount paid or payable as compensation to any employee under any of the Company’s incentive compensation plans and/or severance plans to the fullest extent permitted by law if the Administrator determines that such recoupment either (i) is required by applicable law or listing standards, unless the Dodd-Frank Rule applies, in which case the provisions of Section 4 shall govern, or (ii) is necessary or appropriate in light of an employee’s action, or failure to act, which is inimical to the best interests of The Hartford Financial Services Group, Inc. or any subsidiary or affiliate. From and after October 2, 2023, this Policy shall supersede and replace any prior policy affording the Company the right to recover or recapture any previously payable compensation.

4. Dodd-Frank Rule.
    a. Covered Executives; Incentive-Based Compensation. This Rule applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
    b. Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement. In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly act to recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period.
    c. Erroneously Awarded Compensation; Amount Subject to Recovery. The amount of “Erroneously Awarded Compensation” subject to recovery under this Rule is the amount of Incentive-Based Compensation received by the Covered Executive that the Administrator determines to exceed the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.
By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (the “NYSE”).

d. Effective Date; Retroactive Application. This Rule shall be effective as of October 2, 2023 (the “DFR Effective Date”). The terms of this Rule shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the DFR Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the DFR Effective Date. Without limiting the generality of Section 5 hereof (relating to the method of recoupment), and subject to applicable law, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the DFR Effective Date.

e. No Indemnification of Covered Executives. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.

5. Method of Recoupment.
a. Timing and Method. The Administrator shall determine, in its sole discretion, the timing and method for recouping Erroneously Awarded Compensation under the Dodd-Frank Rule or any incentive or other compensation subject to the Misconduct Rule, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive or employee, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by such individual.

    b. Dodd-Frank Rule – Recovery Impracticable.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with the Dodd-Frank Rule unless the Compensation Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
i.    The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to the NYSE;
ii.    Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
iii.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

c.     Misconduct Rule – Recovery at Administrator’s Discretion. The standard set out in subsection 5.b. shall not apply to a recovery pursued under the Misconduct Rule. The Company is authorized pursuant to this Policy to recoup incentive compensation and/or severance pay in compliance with the Misconduct Rule whenever the Administrator has determined that such recovery is necessary or appropriate.
6. Administrator Indemnification.
Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, and any employee of the Company who assists in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or of an employee under applicable law or Company policy.
7. Amendment; Termination.

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the NYSE.

In addition, the Company may amend, modify, supplement, rescind or replace all or any portion of the Misconduct Rule that applies to employees other than Covered Executives at any time and from time to time in its discretion.

8. Other Recoupment Rights; Company Claims.
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any discipline, claims, damages or other legal or equitable remedies the Company or any of its affiliates may have against a Covered Executive or any employee arising out of or resulting from any actions or omissions by the Covered Executive or the employee.

9. Other provisions.
a. All compensation subject to this Policy shall remain subject to recovery or recoupment pursuant to this Policy, regardless of whether previously paid or vested in accordance with its otherwise applicable terms.

    b. This Policy will survive and continue notwithstanding any termination of a Covered Executive’s or employee’s employment with the Company and its affiliates.

c. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended to the extent necessary to conform to any limitations required by applicable law.
d. In any circumstances where the Dodd-Frank Rule applies, it shall be applied to the fullest extent applicable, regardless of whether the Misconduct Rule may also apply. At the discretion of the Administrator, if deemed appropriate, the Misconduct Rule may also be applied to any set of circumstances or conduct in addition to the Dodd-Frank Rule, but any recovery under the Misconduct Rule shall take into account and give credit for any recovery mandated by the Dodd-Frank Rule. For the avoidance of doubt, the Administrator may determine that the Misconduct Rule requires an aggregate recovery in excess of the amount required to be recovered under the Dodd-Frank Rule, but may not require recovery of a duplicative amount under each such Rule.

e. The Committee and/or the Company may retain any third party it deems appropriate to assist it with the administration, application, calculation, determination and interpretation of the Policy or any other expertise it determines necessary.

10. Successors.

This Policy shall be binding and enforceable against all Covered Executives, all other employees and their beneficiaries, estates, heirs, executors, administrators or other legal representatives.

11. Governing Law.

Except to the extent the Dodd-Frank Rule must be followed in accordance with U.S. federal law or as otherwise required by applicable law, this Policy will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Exhibit A- Definitions
As used in this Policy, the following definitions shall apply:
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Administrator” has the meaning set forth in Section 2 hereof.
“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board or any committee thereof concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.
“Erroneously Awarded Compensation” has the meaning set forth in Section 4 of this Policy.
A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.